                                                                 EXHIBIT (d) (7)





                                                               December 11, 2001


SDL plc
Butler House
Market Street
Maidenhead
SL6 8AA
United Kingdom

Re:     Stockholder Agreement

Dear Sirs:

The undersigned (the "Stockholder") understands that SDL plc, a company organized under the laws of England and Wales ("SDL") is considering an acquisition of all or substantially all of the capital stock of ALPNET, Inc. in a transaction for at least US$0.21 per share of common stock of ALPNET, Inc. (the "Acquisition'). The Stockholder is a stockholder of ALPNET, Inc. (the "Company") and is entering into this letter agreement (the "Stockholder Agreement") to induce you to proceed with a potential Acquisition.

The Stockholder confirms its agreement with you as follows:

1. The Stockholder represents and warrants that Schedule I annexed hereto sets forth all the shares of Common Stock of the Company, and all options, warrants and rights thereto, of which the Stockholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended) are the record and beneficial owner. The Stockholder, has sole voting power and sole power to issue instructions with respect to the matters set forth herein, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to engage in the actions set forth herein, in each case with respect to the shares of Common Stock, and all options, warrants and rights thereto, set forth on Schedule I hereto beside the name of the Stockholder or such other person, except for community property rights and requirements as to those shares in the Boeckmann Charitable Foundation.

2. Effective and commencing only at the time that SDL first executes a definitive agreement (the "Merger Agreement") with the Company regarding a proposed merger of SDL (or a direct or indirect subsidiary of SDL) with and into the Company (such time, the "Merger Agreement Execution Time"), the Stockholder agrees that, during the period ("Effective Period") commencing on the Merger Agreement Execution Time and terminating on the earlier of February 28, 2002 and the date on which such Merger Agreement is terminated, it will not, will not permit any company, trust or other person or entity controlled by the Stockholder to, and will not permit any of its affiliates to, contract to sell, sell or otherwise transfer or dispose of any shares of Company Common Stock or any interest therein or securities convertible therein to or any voting rights with respect thereto, other than (i) pursuant to the Acquisition, or (ii) with your prior written consent.

3. Commencing only at the Merger Agreement Execution Time and effective only during the Effective Period, the Stockholder agrees that all of the shares of Common Stock beneficially owned by the Stockholder, or over which the Stockholder has voting power or control, directly or indirectly (including any shares of Common Stock beneficial ownership of which is acquired by the Stockholder after the date hereof), at the record date for any meeting of the Company's stockholders, however called, or in connection with any written consent of the stockholders of the Company, shall be voted (or caused to be voted) in favor of the Acquisition, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and any actions required in furtherance hereof and thereof. Effective and commencing only at the Merger Agreement Execution Time, the Stockholder agrees that in the event SDL or any of its affiliates commences a tender offer in any Acquisition approved by the Company (and not subsequently rejected) and occurring during the Effective Period, the Stockholder will tender all of its shares of Common Stock of the Company to SDL or such affiliate within 10 days following such commencement of such tender offer and will not thereafter withdraw such shares.

4. Each party hereto represents and warrants that (1) it has the legal capacity, power and authority to enter into and perform all of such party's obligations under this Stockholder Agreement, (2) the execution, delivery and performance of this Stockholder Agreement by such party hereto will not violate any other agreement to which such party is a party including, without limitation, any trust agreement, voting agreement, stockholders agreement or voting trust, (3) this Stockholder Agreement has been duly and validly executed and delivered by such party, and is enforceable against such party in accordance with its terms, and (4) there is no beneficiary or holder of any interest of such party or any trust of which such party is a trustee whose consent is required for the execution and delivery of this Stockholder Agreement or the consummation of the transactions contemplated hereby.

5. The Stockholder's shares of Common Stock (as listed on Schedule I) and the certificates representing such shares of Common Stock are now and at all times during the Effective Period will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, rights of first refusal or offer, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

6. Each party hereto agrees that damages are an inadequate remedy for the breach by such party of any term or condition of this Stockholder Agreement and that the other party hereto shall be entitled, without limitation of other available rights or remedies, to specific performance, a temporary restraining order and preliminary and permanent injunctive relief in order to enforce such other party's agreements herein.

7. During the Effective Period, the Stockholder agrees that this Stockholder Agreement and the obligations hereunder shall attach to such Stockholder's shares of Common Stock and shall be binding upon any person or entity to which legal or beneficial ownership of such shares of Common Stock shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors.

8. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or reasonably desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Stockholder Agreement. SDL hereby covenants and agrees that it will cause the Company to repay the $500,000 principal amount, together with accrued but unpaid interest thereon, owed under the Company's existing note to Boeckmann within 5 days following the completion of the merger contemplated by the Merger Agreement.

9. This Stockholder Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. This Agreement shall only be effective if the price per share is at least US$0.21 and SDL is irrevocably required to cause the Company to pay the $500,000 loan, as specified in paragraph 8 above, within 5 days following the completion of the merger contemplated by the Merger Agreement.

Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

Very truly yours,


                                   /s/ Herbert F. Boeckmann, II
                                   ____________________________
                                   Herbert F. Boeckmann, II


Address for Notices:
                                   c/o Galpin Ford
                                   15505 Roscoe Boulevard
                                   North Hills, CA 91343



AGREED AND ACCEPTED ON
DECEMBER _11, 2001:

SDL PLC


By: / s / Mark Lancaster
_______________________
Name: Mark Lancaster
Title:   Director

                                             Schedule I


                         Name of Stockholder                    Common Stock
                         Herbert F. Boeckmann, II             2,761,974 shares
                                                              of which 570,000
                                                             shares are held by
                                                               the Boeckmann
                                                                 Charitable
                                                                 Foundation